Exhibit 10.53

AMENDED AND RESTATED CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (this “Agreement”), effective as of November 4, 2002, is entered into by and between St. John Knits, Inc., a California corporation (the “Company”), and Bob Gray, an individual (the “Consultant”).

In consideration of the mutual covenants, terms and conditions set forth herein, the parties agree as follows:

1. Duties of Consultant. In connection with the Company’s general operations, Consultant agrees to advise and consult with the Company as reasonably requested by the Company from time to time during the Term. The Consultant agrees to perform such services conscientiously and to the best of his ability.

2. Term. This Agreement will commence as of November 4, 2002 and end on November 3, 2005, unless terminated sooner in accordance with the provisions hereof.

3. Compensation.

(a) In consideration of Consultant’s duties under Section 1, the Company shall pay Consultant as follows:

(1) Year 1 of the Term - $500,000.

(2) Year 2 of the Term - $250,000.

(3) Year 3 of the Term - $250,000.

All amounts shall be paid in arrears in twelve (12) equal monthly installments, beginning with the first payment due on December 3, 2002.

(b) Unless otherwise set forth herein, Consultant shall be responsible for all expenses incurred in performing services hereunder, excluding all reasonable expenses of travel, entertainment and living expenses while away on business at the request of, or in the service of, the Company.

4. Independent Contractor. The Consultant acknowledges that he is being engaged on an independent contractor basis hereunder, and that the Consultant will not be eligible for benefits generally available to the employees of the Company, including but not limited to vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, or unemployment insurance benefits. No compensation to be paid to the Consultant for his consulting services under this Agreement will be subject to any withholding or deductions required by local, state or federal law with respect to employees.

5. No Representation of the Company. The Consultant agrees that it will not (i) enter into any agreements, arrangements or undertakings binding on or on behalf of the Company or for the benefit of the Company or (ii) make representations that he has authority to act for or represent that he is engaged by the Company in any capacity other than as a consultant during the Term, except as authorized by an executive officer of the Company in writing.

6. Intellectual Property. Any and all inventions, discoveries, developments and innovations conceived by Consultant during his engagement relative to the duties under this Agreement shall be the exclusive property of the Company, and Consultant hereby assigns all right, title and interest in the same to the Company.

7. Confidentiality. The Consultant acknowledges that he will have access to, and that there will be disclosed to him, information of a confidential and/or trade secret nature that has great value to and that constitutes a substantial basis and foundation upon which the business of the Company is predicated (“Confidential Information”). During the Term and thereafter, the Consultant shall keep all Confidential Information in confidence and shall not disclose any Confidential Information to any other person, except (i) to the Company’s personnel on a “need-to-know” basis and other persons designated in writing by an executive officer of the Company, (ii) to the extent such disclosure may be required by law, (iii) if such information hereafter becomes lawfully obtainable from other sources, or (iv) to the extent such duty as to confidentiality is waived in writing by an executive officer of the Company. Without the express written consent of an executive officer of the Company, the Consultant shall not use or permit to be used any Confidential Information for the gain or benefit of any party outside of the Company or for the Consultant’s gain or benefit outside the scope of the Consultant’s engagement by the Company. The Consultant agrees to deliver promptly to the Company on termination of this Agreement, or at any other time that the Company may so request, all memoranda, notes, records, reports, and other documents (and all copies thereof) relating to Confidential Information and/or the business of the Company that it obtained while employed by or otherwise serving or acting on behalf of the Company or any of its subsidiaries.

8. Indemnification. The Company shall indemnify and hold harmless the Consultant from and against any and all claims, expenses and liabilities (including, without limitation, attorneys’ fees and costs of investigation and defense) it may incur by reason of the Consultant providing services to or for the Company by virtue of this Agreement so long as Consultant acted in good faith and in a manner Consultant reasonably believed to be in the best interests of the Company. Consultant shall indemnify and hold harmless the Company from and against any and all claims, expenses and liabilities (including, without limitation, attorneys’ fees and costs of investigation and defense) it may incur by reason of the Consultant providing services to or for the Company that are performed in bad faith, recklessly or in violation of law by Consultant.

9. Termination. If Consultant fails or refuses to comply with the written policies or reasonable directive of the Company, is guilty of serious misconduct in connection with performance hereunder, or materially breaches provision of this Agreement, then the Company at any time may terminate this Agreement immediately upon written notice to the Consultant. Also, Consultant may terminate this Agreement immediately upon written notice to the Company.

10. Choice of Law/Arbitration. The laws of the State of California shall govern this Agreement. Any controversies arising out of the terms of this Agreement or its interpretation shall be settled in Orange County, California in accordance with the employment rules of JAMS, and the judgment upon award may be entered in any county having jurisdiction thereof. If the parties cannot agree on an arbitrator, then the individual arbitrators selected by each party shall elect the arbitrator.

11. Miscellaneous. This Agreement may be modified only with a written instrument duly executed by each of the parties. No waiver by any party of any breach of this Agreement will be deemed to be a waiver of any preceding or succeeding breach. The Consultant acknowledges and agrees that the Company’s remedy at law for any breach of the Consultant’s obligations hereunder would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision of this Agreement.

12. Entire Understanding. This Agreement, along with the Separation Agreement dated November 3, 2002, between the Company, the Consultant and St. John Knits International, Incorporated, constitutes the entire understanding and agreement of the parties, and any and all prior agreements, understandings, and representations, either written or oral, are of no further force and effect.

13. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when either (i) personally delivered or (ii) mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:	St. John Knits, Inc. 17622 Armstrong Avenue Irvine, CA 92614 Attn: CEO

With a copy to:	Mr. Jim Kelley Vestar Capital Partners 1225 17th Street, Suite 1660 Denver, Colorado 80202

If to Consultant:	Bob Gray 5 Masters Circle Newport Coast, CA 92657

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

EXECUTED as of the date first mentioned above, at Orange County, California.

ST. JOHN KNITS, INC. a California corporation

By:	/s/ Bruce Fetter
Name: Title:	Bruce Fetter Co-Chief Executive Officer

BOB GRAY, an individual

By:	/s/ Bob Gray
Name:	Bob Gray

Approved as to Content:

By:	/s/ Jim Kelley
Jim Kelley Chairman of the Board